VIRBAC CORPORATION DISCLOSES RELEASE OF PARENT VIRBAC S.A.'s
PRELIMINARY CONSOLIDATED 2003 SALES DATA ; RECEIVES NOTICE OF NASDAQ
                                    DELISTING

         FORT WORTH, TEXAS -January 22, 2004- Virbac Corporation (Nasdaq: VBACE) today disclosed that its parent corporation, Virbac S.A., today announced the parent's preliminary unaudited 2003 consolidated sales data in the attached release.

         The Company also received notice from the Nasdaq Stock Market that a Nasdaq Listing Qualifications Panel has determined to delist the Company's common stock from the Nasdaq Stock Market effective at the opening on January 23, 2004. As previously disclosed, the Company was subject to delisting for failure to comply with Marketplace Rule 4310(c)(14) due to its failure to file its quarterly report on Form 10-Q for the period ended September 30, 2003. Although the Company intends to appeal the determination to the Nasdaq Listing and Hearing Review Council, the appeal will not stay the delisting. Because the Company is not current in its periodic reports, its common stock also will not be immediately eligible to trade on the OTC Bulletin Board.



This press release contains forward-looking information made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The estimates comprising these forward-looking statements may be affected by the final results of the current inquiry being conducted by the Audit Committee of the Company's Board of Directors, by further analysis by the Company's accounting personnel and by the final review and/or audit by the Company's independent accountants.

                                   VIRBAC S.A.



Preliminary net sales 2003: 353,7 million euros



Preliminary consolidated net sales excluding USA


--------------------------------------------------------------------------------
                                                                         TOTAL
           Million euros              1st semester    2nd semester

--------------------------------------------------------------------------------

           Net sales 2003                 153.0          145.3           298.3

           Net sales 2002                 149.7          152.6           302.3

               Change                    + 2.1%          - 4.6%         - 1.3 %

Pro forma at constant exchange rate       8.8%           - 1.4%           3.7%
                (*)

--------------------------------------------------------------------------------

(*) excluding acquisitions and impact of the termination of pet food distribution agreements

Three main reasons explain the reduction of sales in the second semester:

- the full impact of the termination, which occurred in the first semester, of pet food distribution agreements in Holland and New Zealand

- the ongoing weakness of European markets in the fourth quarter following the summer heat wave

-        the continuous strengthening of the euro.



Excluding the impact of exchange rates, the Group recorded a 3.7% pro forma increase in net sales outside the USA in the whole of 2003.



Total  preliminary (unaudited) consolidated net sales

----------------------------------------------------------------------------------------------------------------
                                                                                       Pro forma at constant
Million euros                             2003            2002           Change            exchange rates

----------------------------------------------------------------------------------------------------------------
Group excluding USA                       298.3          302.3           -1.3%                  3.7%

USA                                       55.4            65.6          - 15.7%                - 3.4%


Total Group                               353.7          367.9           -3.9%                  2.4%

----------------------------------------------------------------------------------------------------------------



The significant decrease in the contribution of the US subsidiary is the result of three primary factors : - the depreciation of the US dollar against the euro
- a cautious promotional policy at year-end - the adoption in 2003 of different sales recognition accounting practices as a result of the recent inquiry by the audit committee of the US subsidiary.

Because of differences between US and French generally accepted accounting principles, the foregoing 2002 and 2003 preliminary sales amounts attributable to the US subsidiary will differ from those to be released by the US subsidiary, which will include restatements of some sales originally recorded in 2001 and 2002, respectively. The company cautions that these estimates are preliminary and could change following review by the US subsidiary's independent auditors. Such changes could be significant.

The situation of the US subsidiary combined with the slow down of the activity in the rest of the Group in the second half of the year will prevent an increase of the profitability as previously envisaged.


Delisting of Virbac Corporation

On January 21 a Nasdaq Delisting Panel notified Virbac Corporation, the US subsidiary, that its common stock will be delisted from the Nasdaq Stock Market effective the open of business on January 23, 2004 (information available on www.nasdaqtrader.com).